Exhibit 99.1

The Hanover Reports Strong First Quarter Net Income and

Operating Income of $2.90 and $3.26 per Diluted Share, Respectively;

Net and Operating Return on Equity of 14.0% and 15.7%, Respectively

First Quarter Highlights

•	Operating income(1) of $117.7 million increased 91.6% from $61.4 million in the prior-year quarter
•	Combined ratio of 93.4%; combined ratio, excluding catastrophes(2) of 89.8%
•	Net premiums written increase of 9.7%*, with strong growth from each segment
•	Rate increases(3) of 6.3% in Core Commercial, 8.4% in Specialty, and 2.7% in Personal Lines
•	Renewal price change(3) up 9.7% in Core Commercial, 12.6% in Specialty and 4.3% in Personal Lines
•	Catastrophe loss ratio of 3.6%, below the company’s first quarter catastrophe assumption by 1.2 points
•

Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(4), of 59.2%, as continued favorable loss frequency in personal auto and the earning-in of rate increases across commercial lines businesses were offset by the impact of higher property severity in Personal Lines

•	Net investment income of $76.9 million, in line with the prior-year quarter, as both periods benefited from similar elevated levels of partnership income
•

Book value per share of $79.58, down 10.2% from December 31, 2021, driven by a decrease in the fair value of fixed maturity investments resulting from higher interest rates. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax(5), increased 2.0% from December 31, 2021

WORCESTER, Mass., May 3, 2022 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $104.8 million, or $2.90 per diluted share, in the first quarter of 2022, compared to $92.7 million, or $2.51 per diluted share, in the prior-year quarter. Operating income was $117.7 million, or $3.26 per diluted share, for the first quarter of 2022. This compared to operating income of $61.4 million, or $1.66 per diluted share, in the prior-year quarter.

“Our strong first quarter results are compelling evidence that our strategic initiatives are delivering across our business,” said John C. Roche, president and chief executive officer at The Hanover. “We continued to build on our positive momentum, achieving operating return on equity(6) of 15.7% and record first quarter operating income per diluted share of $3.26. Our distinctive and winning agency strategy demonstrated its effectiveness, leading to profitable growth of 9.7%, with contributions from each of our business segments. We are laser focused on ensuring pricing adequacy across our business in light of heightened inflationary trends. This discipline is reflected in expanded renewal price increases in each of our business segments, with Core Commercial up 9.7%, Specialty up 12.6%, and Personal Lines up 4.3%, and we believe the market continues to react rationally. The Personal Lines market is firming rapidly and favoring carriers that have shown more pricing discipline in the recent past. As we look ahead, we remain on track with our long-term targets for underwriting returns and operating ROE, which will likely be augmented by stronger net investment income. We are focused on driving profitable growth across our portfolio, enabling us to continue to innovate and modernize our business, and create increased value for our shareholders, agents, customers, and other stakeholders.”

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

“We delivered an ex-CAT combined ratio of 89.8%, the eighth sequential quarter of a sub-90s ratio, with broad-based profitability and contributions from all segments,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “Our focus on driving additional operational efficiencies resulted in a 31.1% expense ratio(7), a 50-basis-point decrease compared to last year’s first quarter and solidly in-line with our full year target. Our high-quality diversified investment portfolio generated significant pre-tax net investment income of $77 million, and we look forward to increased fixed income portfolio contributions in a rising interest rate environment. We’re confident that our team’s talent and commitment to excellence will further propel our robust, profitable growth and earnings improvement, as we execute on our differentiated agency- and customer-focused strategy.”

	Three months ended
	March 31
($ in millions, except per share data)	2022	2021
Net premiums written	$1,312.3	$1,196.1
Growth	9.7%	5.2%
Net premiums earned	1,263.8	1,161.8

Current accident year loss and LAE ratio, excluding catastrophes	59.2%	56.4%
Prior-year development ratio	(0.5)%	(0.7)%
Catastrophe ratio	3.6%	11.5%
Expense ratio	31.1%	31.6%
Combined ratio	93.4%	98.8%
Combined ratio, excluding catastrophes	89.8%	87.3%
Current accident year combined ratio, excluding catastrophes(2)	90.3%	88.0%

Net income	$104.8	$92.7
per diluted share	2.90	2.51
Operating income	117.7	61.4
per diluted share	3.26	1.66

Book value per share	$79.58	$84.21
Ending shares outstanding (in millions)	35.6	36.2

First Quarter Operating Highlights

Core Commercial

Core Commercial operating income before taxes was $67.5 million in the first quarter of 2022, compared to an operating loss of $14.8 million in the first quarter of 2021. The Core Commercial combined ratio was 93.0%, compared to 111.7% in the prior-year quarter. Catastrophe losses in the first quarter of 2022 were $19.7 million, or 4.1 points of the combined ratio. This compares to catastrophe losses of $94.4 million, or 21.7 points, in the prior-year quarter.

First quarter 2022 results included $6.4 million, or 1.3 points, of net favorable prior-year reserve development, driven primarily by continued favorability in workers’ compensation. This compared to net favorable prior-year reserve development of $2.7 million, or 0.6 points, in the first quarter of 2021.

Core Commercial current accident year combined ratio, excluding catastrophes, decreased 0.4 points to 90.2% in the first quarter of 2022, from 90.6% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased by 0.2 points to 57.4%, as the earning-in of rate increases was partially offset by property large loss experience in commercial multiple peril.

The expense ratio decreased by 0.2 points to 32.8% in the first quarter of 2022, primarily attributable to fixed cost leverage from premium growth.

Net premiums written were $526.6 million in the quarter, up 9.6% from the prior-year quarter, primarily driven by strong growth of 10.3% in small commercial and growth of 8.7% in middle market. Core Commercial average rate increased 6.3% in the first quarter, while renewal price change averaged 9.7%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended
	March 31
($ in millions)	2022	2021
Net premiums written	$526.6	$480.6
Growth	9.6%	4.3%
Net premiums earned	474.7	435.2
Operating income (loss) before taxes	67.5	(14.8)
Loss and LAE ratio	60.2%	78.7%
Expense ratio	32.8%	33.0%
Combined ratio	93.0%	111.7%
Prior-year development ratio	(1.3)%	(0.6)%
Catastrophe ratio	4.1%	21.7%
Combined ratio, excluding catastrophes	88.9%	90.0%
Current accident year combined ratio, excluding catastrophes	90.2%	90.6%

Specialty

Specialty operating income before taxes was $50.0 million in the first quarter of 2022, compared to $17.0 million in the first quarter of 2021. The Specialty combined ratio was 87.7%, compared to 98.8% in the prior-year quarter. Catastrophe losses in the first quarter of 2022 were $7.6 million, or 2.7 points of the combined ratio. This compares to catastrophe losses of $24.4 million, or 9.5 points, in the prior-year quarter.

First quarter 2022 results included $13.2 million, or 4.7 points, of net favorable prior-year reserve development, with contributions from multiple lines across multiple accident years. This compared to net favorable prior-year reserve development of $0.6 million, or 0.2 points, in the first quarter of 2021.

Specialty current accident year combined ratio, excluding catastrophes, increased 0.2 points to 89.7% in the first quarter of 2022, from 89.5% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased by 0.7 points to 54.3%, as the benefit from earning-in rate increases was offset by a few large property losses in the company’s specialty property and casualty subsegment.

The expense ratio decreased 0.5 points to 35.4% in the first quarter of 2022, primarily attributable to fixed cost leverage from premium growth.

Net premiums written were $302.8 million in the quarter, up 9.4% from the prior-year quarter, driven primarily by rate and exposure increases. Specialty average rate increased 8.4% in the first quarter, while renewal price change averaged 12.6%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended
	March 31
($ in millions)	2022	2021
Net premiums written	$302.8	$276.8
Growth	9.4%	12.1%
Net premiums earned	283.8	257.7
Operating income before taxes	50.0	17.0
Loss and LAE ratio	52.3%	62.9%
Expense ratio	35.4%	35.9%
Combined ratio	87.7%	98.8%
Prior-year development ratio	(4.7)%	(0.2)%
Catastrophe ratio	2.7%	9.5%
Combined ratio, excluding catastrophes	85.0%	89.3%
Current accident year combined ratio, excluding catastrophes	89.7%	89.5%

Personal Lines

Personal Lines operating income before taxes was $36.3 million in the first quarter of 2022, compared to $81.8 million in the first quarter of 2021. The Personal Lines combined ratio was 97.1%, compared to 87.0% in the prior-year quarter. Catastrophe losses in the first quarter of 2022 were $18.2 million, or 3.6 points of the combined ratio, compared to $14.5 million, or 3.1 points of the combined ratio, in the prior-year quarter.

First quarter 2022 results included net unfavorable prior-year reserve development of $13.6 million, or 2.7 points, driven by higher severity and longer cycle times in homeowners repair activity, primarily related to fourth quarter 2021 claims, which resulted in an increase of supplemental payments on closed claims. This compares to net favorable prior-year reserve development of $5.2 million, or 1.1 points, in the first quarter of 2021, driven by auto.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased 5.8 points to 90.8% in the first quarter of 2022, from 85.0% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased 6.6 points to 63.6%, attributable to increased property severity and, to a lesser extent, lower frequency benefit in auto due to the unusually suppressed level of claims in the first quarter of 2021. Loss frequency in auto remains below pre-pandemic levels. The increase in homeowners property severity in the first quarter of 2022 was partially offset by fewer large fire losses and more benign non-catastrophe weather losses in the quarter, compared to the first quarter of 2021.

The expense ratio decreased by 0.8 points to 27.2% in the first quarter of 2022, primarily attributable to fixed cost leverage from premium growth and lower performance-based agency compensation.

Net premiums written were $482.9 million in the quarter, up 10.1% from the prior-year quarter, driven by higher renewals and new business. Personal Lines renewal price change averaged 4.3% in the first quarter of 2022, while average rate increases were 2.7%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended
	March 31
($ in millions)	2022	2021
Net premiums written	$482.9	$438.7
Growth	10.1%	2.2%
Net premiums earned	505.3	468.9
Operating income before taxes	36.3	81.8
Loss and LAE ratio	69.9%	59.0%
Expense ratio	27.2%	28.0%
Combined ratio	97.1%	87.0%
Prior-year development ratio	2.7%	(1.1)%
Catastrophe ratio	3.6%	3.1%
Combined ratio, excluding catastrophes	93.5%	83.9%
Current accident year combined ratio, excluding catastrophes	90.8%	85.0%

Investments

Net investment income was $76.9 million for the first quarter of 2022, in line with the prior-year quarter of $76.8 million, with both periods including a similar level of elevated partnership income. Total pre-tax earned yield on the investment portfolio for the quarter ended March 31, 2022, was 3.52%, down from 3.74% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 2.95% and 3.11% for the quarters ended March 31, 2022, and 2021, respectively.

Net realized and unrealized investment losses recognized in earnings were $15.9 million in the first quarter of 2022, driven by the change in fair value of equity securities. This compares to net realized and unrealized investment gains recognized in earnings of $37.5 million in the first quarter of 2021.

The company held $9.0 billion in cash and invested assets on March 31, 2022. Fixed maturities and cash represented approximately 85% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio as of March 31, 2022, were $262.6 million before taxes, a decrease in fair value of $471.7 million since December 31, 2021, primarily due to higher interest rates. The majority of net unrealized losses on fixed maturities were within the company’s higher quality and longer duration investments.

Shareholders’ Equity and Capital Actions

On March 31, 2022, book value per share was $79.58, down 10.2% from December 31, 2021, driven by a decrease in the fair value of fixed maturity investments. Book value per share, excluding net unrealized depreciation on fixed maturity investments, net of tax, increased 2.0% from December 31, 2021.

During the quarter, the company repurchased approximately 119,000 shares of common stock in the open market for $16.3 million. Additionally, through May 2, the company repurchased approximately 22,000 shares of common stock in the open market for $3.3 million. The company has approximately $341 million of remaining capacity under its existing share repurchase program.

Earnings Conference Call

The company will host a conference call to discuss its first quarter results on Wednesday, May 4, at 10:00 a.m. E.T.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com
1-508-525-6081	1-508-855-3099	1-508-855-3263

Definition of Reported Segments

Continuing operations include four operating segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: Professional and Executive Lines, Specialty P&C, Marine, and Surety and Other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, and excess and surplus lines. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary property and casualty pools business in which the company has not actively participated since 1995.

Financial Supplement

The Hanover's first quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended
	March 31
($ in millions)	2022	2021
Revenues
Premiums earned	$1,263.8	$1,161.8
Net investment income	76.9	76.8
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	3.0	(1.6)
Net change in fair value of equity securities	(18.0)	39.1
Impairment losses on investments	(0.9)	-
Total net realized and unrealized investment gains (losses)	(15.9)	37.5
Fees and other income	5.9	6.0
Total revenues	1,330.7	1,282.1
Losses and expenses
Losses and loss adjustment expenses	787.5	781.3
Amortization of deferred acquisition costs	262.9	240.3
Interest expense	8.5	8.5
Other operating expenses	141.8	137.9
Total losses and expenses	1,200.7	1,168.0
Income from continuing operations before income taxes	130.0	114.1
Income tax expense	24.7	21.3
Income from continuing operations	105.3	92.8
Discontinued operations (net of taxes):
Loss from discontinued life businesses	(0.5)	(0.1)
Net income	$104.8	$92.7

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	March 31	December 31
($ in millions)	2022	2021
Assets
Total investments	$8,775.3	$9,152.6
Cash and cash equivalents	272.0	230.9
Premiums and accounts receivable, net	1,483.1	1,469.5
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,940.3	1,907.3
Other assets	1,271.9	1,386.9
Assets of discontinued businesses	104.6	107.1
Total assets	$13,847.2	$14,254.3
Liabilities
Loss and loss adjustment expense reserves	$6,512.2	$6,447.6
Unearned premiums	2,760.4	2,734.9
Debt	781.8	781.6
Other liabilities	839.8	1,023.6
Liabilities of discontinued businesses	120.2	121.7
Total liabilities	11,014.4	11,109.4
Total shareholders’ equity	2,832.8	3,144.9
Total liabilities and shareholders’ equity	$13,847.2	$14,254.3

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three months ended March 31
	2022		2021
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income (loss)
Core Commercial	$67.5		($14.8)
Specialty	50.0		17.0
Personal Lines	36.3		81.8
Other	0.6		1.1
Total	154.4		85.1
Interest expense	(8.5)		(8.5)
Operating income before income taxes	145.9	$4.04	76.6	$2.07
Income tax expense on operating income	(28.2)	(0.78)	(15.2)	(0.41)
Operating income after income taxes	117.7	3.26	61.4	1.66
Non-operating items:
Net realized gains (losses) from sales and other	3.0	0.08	(1.6)	(0.04)
Net change in fair value of equity securities	(18.0)	(0.50)	39.1	1.06
Impairment losses on investments	(0.9)	(0.02)	-	-
Income tax benefit (expense) on non-operating items	3.5	0.09	(6.1)	(0.16)
Income from continuing operations, net of taxes	105.3	2.91	92.8	2.52
Discontinued operations (net of taxes):
Loss from discontinued life businesses	(0.5)	(0.01)	(0.1)	(0.01)
Net income	$104.8	$2.90	$92.7	$2.51
Dilutive weighted average shares outstanding		36.1		36.9

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “moving forward” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;

•

The continued impacts of the global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, changes in claims frequency as a result of  fluctuations in economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, inflation, declines in premium as a result of, among other things, credits or returns to the company’s customers, lower submissions, changes in renewals and policy endorsements, public health guidance, and the impact of government orders and restrictions in the states and jurisdictions in which the company operates;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, wildfires, severe storms, hurricanes, terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•

Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;

•	Changes in frequency and loss severity trends;

•

Ability to manage the impact of inflationary pressures, as a result of the Pandemic, global market disruptions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, and materials;

•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;

•	Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•	Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•	Risks and uncertainties with respect to our ability to retain profitable policies in force and attract profitable policies and to increase rates commensurate with, or in excess of, loss trends;
•

Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•

Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic, inflationary pressures and corresponding governmental and/or central banking initiatives taken in response thereto, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•

The severity, duration and long-term impact related to the Pandemic, including, but not limited to, actual and possible government responses, legislative, regulatory and judicial actions, changes in frequency and severity of claims in Core Commercial, Specialty and/or Personal Lines, impacts to distributors (including agent partners), and the possibility of additional premium adjustments, including credits and returns, for the benefit of insureds;

•

Changes in regulatory, legislative, economic, market and political conditions, particularly in response to COVID-19 and the Pandemic (such as legislative or regulatory actions that would retroactively require insurers to cover business interruption or other types of claims irrespective of terms, exclusions or other conditions included in the contractual terms of the policies that would otherwise preclude coverage, mandatory returns and other rate-related actions, as well as presumption legislation in regards to workers’ compensation);

•

Heightened volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates and other factors that affect investment returns from the investment portfolio;

•

Data security incidents, including, but not limited to, those resulting from a malicious cyber security attack on the company or its business partners and service providers, or intrusions into the company’s systems or data sources;

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including those related to terrorism, riots and civil unrest), and severe weather;
•

The uncertainty in estimating weather-related losses or the long-term impacts of the Pandemic, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•

Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;

•

The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or return premium to insureds;

•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;

•	Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•	Competition, particularly from competitors who have resource and capability advantages;
•

The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, global trade disputes, war, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;

•

Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);

•	Financial ratings actions, in particular, downgrades to the company’s ratings;

•

Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks on or breaches of the company’s systems and/or impacting our outsourcing relationships and third-party operations, or resulting in claim payments (including from products not intended to provide cyber coverage);

•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•

The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in discontinued operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements.

Non-GAAP Financial Measures

As discussed on page 37 of the company’s Annual Report on Form 10-K for the year ended December 31, 2021, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2021 Annual Report on pages 63-66.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income is the sum of the segment income from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per share” (which is after both interest expense and income taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its four segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income (loss) to income from continuing operations and net income for the relevant periods is included on page 10 of this news release and in the Financial Supplement.

Operating return on equity (“ROE”) is a non-GAAP measure. See end note (6) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, freeze events, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)

Operating income and operating income per diluted share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. These measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.” The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this news release.

(2)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

Three months ended
March 31, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	93.0%	87.7%	97.1%	93.4%
Less: Catastrophe ratio	4.1%	2.7%	3.6%	3.6%
Combined ratio, excluding catastrophe losses (non-GAAP)	88.9%	85.0%	93.5%	89.8%
Less: Prior-year reserve development ratio	(1.3)%	(4.7)%	2.7%	(0.5)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.2%	89.7%	90.8%	90.3%
March 31, 2021
Total combined ratio (GAAP)	111.7%	98.8%	87.0%	98.8%
Less: Catastrophe ratio	21.7%	9.5%	3.1%	11.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.0%	89.3%	83.9%	87.3%
Less: Prior-year reserve development ratio	(0.6)%	(0.2)%	(1.1)%	(0.7)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.6%	89.5%	85.0%	88.0%

(3)

Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies available to renew caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(4)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown below.

Three months ended
March 31, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	60.2%	52.3%	69.9%	62.3%
Less:
Prior-year reserve development ratio	(1.3)%	(4.7)%	2.7%	(0.5)%
Catastrophe ratio	4.1%	2.7%	3.6%	3.6%
Current accident year loss and LAE ratio, excluding catastrophes	57.4%	54.3%	63.6%	59.2%

March 31, 2021
Total loss and LAE ratio	78.7%	62.9%	59.0%	67.2%
Less:
Prior-year reserve development ratio	(0.6)%	(0.2)%	(1.1)%	(0.7)%
Catastrophe ratio	21.7%	9.5%	3.1%	11.5%
Current accident year loss and LAE ratio, excluding catastrophes	57.6%	53.6%	57.0%	56.4%

(5)

Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is a non-GAAP measure. Book value per share is the most directly comparable GAAP measure and is reconciled in the table below.

	Period ended
	December	March
	2021	2022

Book value per share	$88.59	$79.58
Less: Net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	5.21	(5.48)
Book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$83.38	$85.06

Change in book value per share		(10.2)%
Change in book value per share, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax		2.0%

(6)

Operating return on average equity (“operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (1)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled on the following page.

	Period Ended
($ in millions)	March 31	June 30	September 30	December 31	March 31
	2021	2021	2021	2021	2022
Total shareholders' equity (GAAP)	$3,046.8	$3,154.0	$3,102.3	$3,144.9	$2,832.8
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	242.6	304.7	256.8	184.9	(195.0)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,804.2	$2,849.3	$2,845.5	$2,960.0	$3,027.8

Average shareholders' equity (GAAP)					$2,988.9
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,993.9

($ in millions)	Three months ended
March 31
Net Income ROE	2022
Net income (GAAP)	$104.8
Annualized net income*	419.2
Average shareholders' equity (GAAP)	$2,988.9
Return on equity	14.0%
Operating Income ROE (non-GAAP)
Operating income after taxes	$117.7
Annualized operating income, net of tax*	470.8
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,993.9
Operating return on equity	15.7%

*Annualized net income and operating income after income taxes are calculated by taking three months ended March 31, 2022, net income and operating income after income taxes, respectively, and multiplying by four.

(7)	Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.